UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 22, 2016

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver wireless, video and broadband services both domestically and internationally, as well as traditional telephony services.

Overview
We announced on October 22, 2016, that third-quarter 2016 net income attributable to AT&T totaled $3.3 billion, or $0.54 per diluted share, compared to $3.0 billion, or $0.50 per diluted share in the third quarter of 2015.

Our third-quarter 2016 results include 24 days of DIRECTV-related operations that were not reported in the comparable period in 2015, contributing to higher revenues and expenses when compared to the same period of the prior year. Third-quarter 2016 revenues were $40.9 billion, up 4.6 percent from the third-quarter 2015. Third quarter revenues reflect increased revenues primarily from our acquisition of DIRECTV. Compared with results for the third quarter of 2015, operating expenses were $34.5 billion versus $33.2 billion; operating income was $6.4 billion, up from $5.9 billion; and AT&T's operating income margin was 15.7 percent, compared to 15.2 percent. Third-quarter 2016 cash from operating activities was $11.0 billion, up from $10.8 billion in the year-ago quarter primarily due to the acquisition of DIRECTV partially offset by the timing of working capital payments.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2.3 million North American wireless subscribers in the third quarter of 2016, of which 1.5 million were in the U.S. At September 30, 2016, our North American wireless customer base was approximately 144.0 million compared to 134.5 million in the prior year, and our domestic wireless subscribers totaled 133.3 million compared to 126.4 million. During the third quarter, net adds were as follows:
•
North American branded net adds (combined postpaid and prepaid) were 1.3 million, of which 516,000 were domestic. North American prepaid subscriber net adds were 910,000, of which 304,000 were domestic. North American postpaid subscriber net adds were 375,000, of which 212,000 were domestic. Total domestic postpaid tablet and computing device net adds were 299,000.

•	Connected devices were 1.3 million; 1.1 million attributable to connected cars.
•	North American reseller had a net loss of 341,000, with 315,000 in the U.S. primarily attributable to the expected year-end 2016 shutdown of our 2G U.S. network.

We no longer offer subsidized device purchases for the majority of our U.S. customers, instead allowing subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During the first quarter of 2016, we also introduced an integrated offer that allows for unlimited wireless data when combined with our video services, ending the third quarter with more than 6.7 million subscribers to this offer. At September 30, 2016, Mobile Share plans represented nearly 57.1 million domestic wireless connections and about 80 percent of our domestic wireless postpaid smartphone base was on a no-device-subsidy Mobile Share plans.

Sales under our equipment installment programs, including AT&T Next, represented 83 percent of all postpaid smartphone gross adds and upgrades, compared to 71 percent in the third quarter of 2015. During the third quarter of 2016, we sold 4.3 million smartphones under our AT&T Next program and had BYOD gross adds of 595,000. More than 94 percent of smartphone transactions in the quarter were no-subsidy compared to 80 percent in the year-ago quarter. At September 30, 2016, about 50 percent of the postpaid smartphone base is on AT&T Next compared to approximately 40 percent at September 30, 2015.

At September 30, 2016, we had 37.8 million video subscribers compared with 38.0 million at September 30, 2015. Total video subscribers decreased by 50,000 in the third quarter of 2016.

Our total broadband connections were 15.6 million at September 30, 2016, and 15.8 million at September 30, 2015. During the third quarter, we added 171,000 IP broadband subscribers, for a total of 13.7 million at September 30, 2016. Total broadband subscribers declined by 23,000 in the quarter.

At September 30, 2016, our total switched access lines were 14.6 million compared with 17.4 million at September 30, 2015. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 114,000 in the quarter to reach 5.7 million at September 30, 2016, compared to 5.4 million at September 30, 2015.

Segment Summary
Business Solutions
Revenues from our Business Solutions (ABS) segment for the third quarter of 2016 were $17.8 billion, up 0.4 percent versus the year-ago quarter primarily due to growth in strategic business services and higher wireless service revenues, largely due to migrations from our Consumer Mobility segment. These revenue increases were mostly offset by continued declines in our legacy voice and data products, lower equipment revenues and foreign exchange pressures. Third-quarter 2016 ABS operating expenses totaled $13.5 billion, up 0.5 percent versus the third quarter of 2015. The ABS operating margin was 24.2 percent, compared to 24.3 percent in the year-earlier quarter with declines in higher-margin legacy services mostly offset by wireless and IP revenue growth and cost efficiencies.

We had approximately 79.4 million business wireless subscribers at September 30, 2016, compared to 71.6 million at September 30, 2015. During the third quarter of 2016, business wireless net adds for connected devices were 1.3 million and postpaid net adds were 191,000. Postpaid business wireless subscriber churn was 0.97 percent, compared to 1.05 percent in the year-ago quarter.

During the third quarter of 2016, we added 15,000 high-speed Internet business subscribers, bringing total business IP broadband to 963,000 subscribers. Total business broadband connections had a loss of 18,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based DIRECTV operations as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the third quarter of 2016 were $12.7 billion, up 17.1 percent versus the year-ago quarter due to the acquisition of DIRECTV as well as strong growth in consumer IP broadband. Revenues from legacy voice and data products continue to decline. Third-quarter 2016 Entertainment operating expenses totaled $11.2 billion compared to $9.8 billion in the third quarter of 2015, largely due to the acquisition of DIRECTV and higher content costs. The Entertainment operating margin was 11.7 percent, compared to 9.4 percent in the year-earlier quarter with satellite video and IP revenue growth and cost efficiencies offsetting programming content cost pressure and declines in legacy services.

At September 30, 2016, Entertainment had approximately 51.0 million revenue connections, compared to 52.6 million at September 30, 2015, which included:
•
Approximately 25.3 million video connections at September 30, 2016, compared to 25.4 million at September 30, 2015. During the third quarter of 2016, we added 323,000 satellite subscribers; however, U-verse subscribers declined 326,000 as we focused on profitability and increasingly emphasized satellite sales, including U-verse subscribers choosing to switch to satellite. At September 30, 2016, more than 80 percent of our domestic video subscribers are on the DIRECTV platform.

•
Approximately 14.2 million broadband connections at September 30, 2016, compared to 14.3 million at September 30, 2015. During the third quarter, we added 156,000 IP broadband subscribers, for a total of 12.8 million at September 30, 2016. Total broadband subscribers declined 5,000 in the quarter.

•	Approximately 11.5 million wired voice connections at September 30, 2016, compared to 12.9 million at September 30, 2015. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the third quarter of 2016 were $8.3 billion, down 5.9 percent versus the year-ago quarter, reflecting a $632 million decline in postpaid service revenues due to the popularity of Mobile Share plans, migrations of customers to our ABS segment and lower equipment revenues, reflecting lower smartphone upgrade volumes and an increase in BYOD. This decline was partially offset by an increase of $250 million in prepaid service revenues. Third-quarter 2016 Consumer Mobility operating expenses totaled $5.7 billion, down 5.7 percent versus the third quarter of 2015 reflecting lower equipment and commission costs as well as increased operational efficiencies. The Consumer Mobility operating margin was 31.1 percent, compared to 31.2 percent in the year-earlier quarter with the pressure from customers choosing our lower service rate Mobile Share plans offset by lower volumes, fewer subsidized sales and cost efficiencies.

We had approximately 53.9 million Consumer Mobility subscribers at September 30, 2016, compared to 54.8 million at September 30, 2015. During the third quarter of 2016, we had branded net adds of 325,000 (prepaid net adds were 304,000 and consumer postpaid net adds were 21,000). Consumer reseller had a net loss of 316,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the ABS segment negatively impacted Consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 2.11 percent versus 1.90 percent in the third quarter of 2015, including postpaid churn of 1.19 percent, compared to 1.33 percent in the year-ago quarter.

International
Our International segment consists of the Latin American operations acquired in our July 2015 acquisition of DIRECTV as well as the Mexican wireless operations acquired earlier in 2015. Third quarter 2016 operating revenues were $1.9 billion, up 23.1 percent versus the prior year, with $1.3 billion attributable to video services in Latin America and $582 million of wireless revenues in Mexico. Our international segment revenues reflect foreign exchange pressures in our DIRECTV Latin America and Mexican wireless results. Operating expenses were $1.9 billion compared to $1.6 billion in the third quarter of 2015, largely due to our acquisition of DIRECTV. The International operating margin was (2.9) percent, compared to (5.4) percent in the year-earlier quarter.

At September 30, 2016, we had approximately 10.7 million wireless subscribers in Mexico and 12.5 million video connections in Latin America, including 5.3 million in Brazil. During the third quarter of 2016, our Mexico wireless business had net adds of 743,000 subscribers and our Latin America video connections declined by 48,000.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). AT&T Mobility revenues for the third quarter of 2016 were $18.2 billion, down 0.7 percent versus the third quarter of 2015, and AT&T Mobility's operating income margin was 29.6 percent compared to 29.6 percent in the year-ago quarter reflecting continuing adoption of AT&T Next, an increase in BYOD customers, lower smartphone upgrade volumes and continued efforts to drive operating costs out of the business.

For the quarter ended September 30, 2016, postpaid phone-only ARPU decreased 1.9 percent versus the year-earlier quarter and 0.3 percent sequentially. Postpaid phone-only ARPU plus AT&T Next increased 1.7 percent versus the year earlier quarter and was flat sequentially.

Postpaid churn was 1.05 percent, compared to 1.16 percent in the year-ago. Total customer churn was 1.45 percent versus 1.33 percent in the third quarter of 2015.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 6 million shares, or $247 million during the third quarter of 2016. At September 30, 2016, about 396 million shares remain available under approved share repurchase authorizations.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 22, 2016	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller